Exhibit 4.34

MANNING AGREEMENT

This Manning Agreement is made this 19th day of April, 2011 between POLYARISTI NAVIGATION CO., a company duly organized and existing in accordance with the laws of the Republic of Liberia with address at 80 Broad Street Monrovia, Liberia (hereinafter called the Principal).

and

CREWCARE INC. a company incorporated under the Laws of the Philippines with registered office at Crewcare Building 415 U.N. Avenue cor Alhambra Sts. Ermita, Manila (hereinafter called “the Manager”)

The Principal hereby appoints the Manager as Crewing Manager for the motor vessel “BOX VOYAGER” registered under the flag of the Republic of Liberia the ‘Vessel’) and the Manager accepts such appointment on the terms of this Agreement.

The Manager will, on behalf of and at the expense of the Principal, arrange, to man the Vessels with appropriate officers and crew as per Principals request. For this purpose, the Manager with the prior written consent of the Principal shall cause all crew employed pursuant to the Agreement to enter into such contracts of employment upon the standard terms and conditions prescribed by the Philippine Overseas Employment Administration (POEA) and other appropriate governmental agencies of the Philippines and, as applicable, of the country of the flag of each Vessel, and otherwise upon such terms and conditions as shall from time to time be agreed between the Principal and the Manager.

The Manager shall arrange for the vaccination/inoculation of the crew and obtain all visa, passport and other official permit and documents which shall enable the crew to join the Vessel’s at the designated port by the Principal.

The Principal has the right to interview and accept or reject at its sole discretion any officers or ratings.

The Manager, if so requested by the principal, may provide advice to the Vessel’s Master regarding assignment and termination of crew members, rates of payment etc, and assist the said Master in resolving difficulties which may arise with the crew. Advice concerning matters of policy are subject to clearance through the Principal.

The Manager is obliged to maintain close communication with the Philippines Government agencies to ensure close liaison on all matters pertaining to the aforementioned manning.

The Manager will make payments on behalf of the Principal to the Filipino processed via the Manager and assigned to the Vessel, on the balance of wages at contract termination including payment of allotments, upon the instructions of the Principal.

The Manager will, on behalf of the Principal and on the Principal’s agreement make payment of compensation arising out of disability suffered while in the employment of the owners of the Vessels, in accordance with the terms established in the Contract/s of Employment and the laws then in force

The Principal shall execute power of attorney duly authenticated by the proper Philippine Consulate appointing the Manager as its legal representative in the Philippines.

The Manager will maintain qualified manning personnel approved by the Principal and accounts and records in respect of all crew members employed on behalf of the Principal in accordance with this Agreement. Such accounts and records shall immediately upon the request of the Principal, be opened to inspection and audit by the principal or qualified accountants of the Principals choice. The Manager will prepare budgets for the following year, latest by 30 November of previous year. The budgets shall contain all items required by the Principal and shall be subjected to the Principal’s approval.

The Manager will be acting as the Principals agent to accept service of process in the Philippines, subpoena and other lawful orders or processes emanating from the duly constituted government entities in the Philippines and, subject to the Principals approval, employ counsel and take such other actions as may be necessary to defend on the Principals behalf any claim of whatsoever nature arising out of this Agreement. The Manager shall have no right to enter into any compromise, or make compensatory settlement for the account of the Principal in connection with any such claim, without the prior written consent of the Principal. It is understood that the Manager will keep the Principal fully and promptly informed in respect to any claim or action, filed or pending.

The Manager will be acting as the Principal’s agent to accept service of process in the Philippines, subpoena and other lawful orders or processes emanating from the duly constituted government entities in the Philippines and, subject to the Principal’s prior written approval, employ counsel and take such other actions may be necessary to defend on the Principal’s behalf any claim of whatsoever nature arising out of the contracts of employment of the seaman, serving on board the Vessels. The Manager shall have no right to enter into any compromise, or make compensatory settlement for the account of the Principal in connection with any such claim, without the prior written consent of the Principal. It is understood that the Manager will keep the Principal fully and promptly informed in respect to any claim or action, filed or pending, and shall obtain the Principal’s written approval prior to incurring any expenses or approving any expenses.

As remuneration for the Manager’s services under the Agreement, the Principal will pay to the Manager the following:

Agency fee US$ 85 (Eighty Five US Dollars) per month per seaman for all officers and crew, which will serve on board each Vessel.

A one-time recruitment fee of US $ 110 (One Hundred and Ten US Dollars) per seaman, in house (PDOS ) Training US$ 30 (Thirty US Dollars) per seaman.

Extra in House Training (PMS, Software Applications etc): US$ 50 (Fifty US Dollars) per seaman

These fees will be reviewed and mutually agreed in January of each year. These fees will be paid by the principal and or the owners of each Vessel only. Under no circumstances is the Manager allowed to receive fees or any other monies from the seamen for any services whatsoever and howsoever rendered to them. Medical expenses, crew clothing, traveling expenses, traveling allowances and other similar or related expenses shall be paid at cost.

Payment with respect to each crew member shall commence upon the assignment of crew to such Vessel and shall continue until said crew member is withdrawn. The Manager shall perform all operations necessary to completely conclude all the transaction arising during the period of agency of each Vessel whether or not such operations are performed within the period of payment as described above.

In case of termination of this Manning Agreement the aforesaid fees will continue to be paid to the Manager by the Principal every month on a pro rata basis, for each seaman remaining on board of any of the Vessels after the termination of the Agreement and until their employment on board is expired or terminated.

If the Manager shall by any act or omission be in breach of any obligation under the Agreement, the Principal shall have the right to terminate the Agreement with immediate effect by notice to the Manager. The right to terminate the Agreement shall be in addition to and without prejudice to any other rights which the Principal may have against the Manager under the Agreement.

Any dispute arising under the Agreement shall be referred to arbitration in Manila, one Arbitrator to be nominated by the Principal and the other by the Manager and in case the Arbitrators shall not agree then to the decision of an umpire to be appointed by them, the award of the Arbitrators or the Umpire to be final and binding upon both parties. Applicable law shall be the Philippine law.

If either of the appointed Arbitrators refuses to act, or is incapable of acting, or dies, the party who appointed him shall appoint a new Arbitrator in his place.

If one party fails to appoint an Arbitrator, either originally or by way of substitution as aforesaid for seven (7) working days after the other party, having appointed his Arbitrator, has served the party making default with notice to make the appointment, the party who has appointed an Arbitrator may appoint that Arbitrator to act as sole Arbitrator in the reference and his award shall be binding on both parties as if he had been appointed by consent.

This Manning Agreement has been made out in two originals, one for each party.

POLYARISTI NAVIGATION CO.	CREWCARE INC.

/s/ George Skrimizeas	/s/ Josephine Roldan
By: George Skrimizeas	By: Josephine Roldan
Attorney-in-Fact	General Manager

/s/ Editha P. Talaboc
ATTY EDITHA P. TALABOC
Notary Public

4